CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Oxford Media, Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Oxford Media, Inc. on Form SB-2, of our report on the financial statements of SVI Hotel Corporation dated November 13, 2006, related to the financial statements of SVI Hotel Corporation as of December 31, 2005 and for each of the two years in the period ended December 31, 2005. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ McKennon, Wilson & Morgan LLP

Irvine, California
December 1, 2006